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Computershare

9062 Old Annapolis Road

Columbia, MD 21045

Annual Statement of Compliance

For each transaction and the applicable Servicing Agreement listed and described on Schedule I hereto, the undersigned, a duly authorized officer of Computershare Trust Company, N.A. (the "Company"), in its applicable capacity(ies) as listed on Schedule I ("Computershare"), hereby certifies either (i) as of and for the period of January 1, 2024 through December 31, 2024 (the "Full-Year Reporting Period"), or (ii) as of and for the portion of the Full-Year Reporting Period as set forth under the "Reporting Period" column on Schedule I hereto (the "Partial-Year Reporting Period", together with the Full-Year Reporting Period, the "Reporting Period")[1] in each case, as applicable, as follows:

(a)      A review of Computershare's activities during the Reporting Period and of its performance under the applicable Servicing Agreement has been made under such officer’s supervision; and

(b)     To the best of such officer’s knowledge, based on such review, Computershare has fulfilled all of the obligations it is required to perform as agent for Wells Fargo under the applicable Servicing Agreement in all material respects throughout the Reporting Period, except as noted in Schedule I.

February 25, 2025

/s/ Eileen O'Connor

Eileen O'Connor

Senior Vice President

/s/ Patti Spencer

Patti Spencer

Assistant Secretary

[1] On November 1, 2021, the Company, Computershare Delaware Trust Company and Computershare Limited purchased substantially all of the Corporate Trust Services business of Wells Fargo Bank, N.A. (“Wells Fargo"). For the transactions listed on Schedule I hereto and for the related Reporting Period, Wells Fargo remained in the related roles under the Servicing Agreements and the Company performed virtually all of Wells Fargo’s obligations under the Servicing Agreements as Wells Fargo’s agent. The Company’s obligations as agent for Wells Fargo are set forth in a servicing agreement between the parties. For transactions with a Full-Year Reporting Period on Schedule I, the Company served as agent for Wells Fargo for the Full-Year Reporting Period. For transactions with a Partial-Year Reporting Period on Schedule I (if any), the Company served as agent for Wells Fargo only for the period set forth on Schedule I. To the extent that Wells Fargo transferred the related role(s) under a Servicing Agreement to the Company at the end of a Partial-Year Reporting Period, the Company has provided a separate annual statement of compliance that covers the Company’s activities under the related Servicing Agreement for the portion of the Full-Year Reporting Period after the transfer.

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Schedule I:

Transaction	Servicing Agreement	Servicing Agreement Date	Wells Fargo Capacity(ies)	Computershare Capacity(ies)	Reporting Period
Wells Fargo
Commercial Mortgage
Securities, Inc.,
Commercial Mortgage
Pass-Through	Pooling and
Certificates, Series	Servicing		Certificate		01/01/2024 -
2014-LC14	Agreement	02/01/2014	Administrator	Agent	12/31/2024

Material Instance(s) of Non-Compliance

List of exemptions for Wells Fargo Commercial Mortgage Securities, Inc., Commercial Mortgage Pass- Through Certificates, Series 2014-LC14:

Computershare Trust Company, N.A. made a distribution on January 18, 2024 (the "January Distribution") to the certificateholders of Wells Fargo Commercial Mortgage Securities, Inc., Commercial Mortgage Pass- Through Certificates, Series 2014-LC14. The January Distribution contained an underpayment of $426,241 to class G with a corresponding aggregate overpayment to class X-A, class X-B and class X-C. The payment error resulted from an administrative error by the Certificate Administrator in processing an interest adjustment in the servicer's report. The impact of the payment error was limited to the January Distribution.

On March 13, 2024, Computershare revised the January Distribution to correct the payment error, and on April 25, 2024, funds recovered from the overpaid classes of certificates were distributed to the underpaid class of certificates. In addition, on March 13, 2024, Computershare revised the distribution date statement for the distribution in February to reflect the updates to the January Distribution. In an effort to prevent similar payment errors, Computershare has incorporated enhanced control procedures related to processing interest adjustments.